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                                                                    Exhibit 99.3

                    SECOND AMENDMENT TO SERVICE EXPERTS, INC.
                            1996 INCENTIVE STOCK PLAN


          WHEREAS, on August 16, 1996, Service Experts, Inc. (the "Company") adopted the 1996 Incentive Stock Plan (the "Plan");

          WHEREAS, the Plan has been amended effective April 3, 1997, and such amendment was approved by the stockholders of the Company; and

          WHEREAS, the Company desires to further amend the Plan to (1) limit the acceleration of exercisability of awards under the Plan that occurs upon a change in control so that no person will be subject to "golden parachute" taxes under Sections 280G and 4999 of the Internal Revenue Code as a result of such acceleration, and (2) consistent with modifications to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, provide for the administration of the Plan by a committee of two or more directors who are not employees of the Company.


          NOW, THEREFORE, the Plan is hereby amended as follows, effective April 3, 1997:

1. Section 3 of the Plan is deleted in its entirety and restated as follows:

                  3. Administration of the Plan. This Plan shall be administered by the "Committee" that is appointed by the Board of Directors and consists of not less than two individuals who are members of the Board of Directors and are not employees of the Company or an "affiliate" of the Company (as defined in Section 424(f) of the Code), or such other composition that satisfies Section 162(m)(4)(C) of the Code and Rule 16b-3 promulgated by the Securities and Exchange Commission ("Rule 16b-3"). Subject to the provisions of the Plan, the Committee shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Stock Incentive agreements (which need not be identical); to determine the restrictions on transferability of Stock acquired upon exercise of Options (which restrictions need not be identical); and to make all other determinations necessary or advisable for the proper administration of the Plan.


2. Section 6(g) of the Plan is deleted in its entirety and restated as follows:

                  (g) Limited Right of Exercise. Upon the occurrence of any of the following events (each a "Change in Control"), an Option may be exercised during the Option term as to the lesser of (a) the full number of shares covered by the Option and (b) the maximum number of shares covered by the Option to extent that any acceleration of the right to exercise upon the Change in Control would not cause the grantee or holder of such Option to be liable for the payment of taxes pursuant to Section 4999 of the Code:


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          (1) a tender offer or exchange offer has been made for shares of
          Stock, provided that the corporation, person, or other entity making such offer purchases or otherwise acquires shares of Stock representing 50% or more of the outstanding shares of Stock pursuant to such offer; (2) the shareholders of the Corporation have approved a definitive agreement (the "Agreement") to merge or consolidate with or into another corporation pursuant to which the Corporation will not survive or will survive only as a subsidiary of another corporation, or to sell or otherwise dispose of all or substantially all of its assets; or (3) any person or group, as such terms are defined in
          Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the holder of 50% or more of the outstanding shares of Stock. If a Change in Control has occurred, the Option shall be fully exercisable: (x) in the event of (1) above, during the term of the tender or exchange offer; (y) in the event of
          (2) above, within a 30-day period commencing on the date of approval by the shareholders of the Agreement; or (z) in the event of (3) above, within a 30-day period commencing on the date upon which the Corporation is provided a copy of Schedule 13D (filed pursuant to Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) indicating that any person or group has become the holder of 50% or more of the outstanding shares of Stock or, if the Corporation is not subject to Section 13(d) of the Exchange Act, within a 30-day period commencing on the date upon which the Corporation receives written notice that any person or group has become the holder of 50% or more of the outstanding shares of Stock. Notwithstanding the foregoing, no person subject to Section 16(a) of the Exchange Act with respect to the Stock may sell or otherwise dispose of Stock acquired pursuant to an Option granted within six months of the date of sale or other disposition.


3. Section 9(e) of the Plan is deleted in its entirety and restated as follows:

                  (e) In the event of any Change in Control in which shares of Stock are purchased for cash in a tender offer or are to be converted into cash in a merger, then, unless the Committee otherwise determines, each Option (other than an Option granted within the last six months held by a person subject to Section 16(b) of the Exchange
          Act) shall be converted into a fully exercisable right to receive an amount in cash per share subject to such Option equal to (A) in the case of a tender offer or merger, the excess, if any, of the price paid in such tender offer or merger over the exercise price of such Option and (B) in the case of conversion, the excess, if any, of the highest market price of the Stock on the date of conversion over the exercise price of such Option; provided, however, that any acceleration of the right to exercise an Option that occurs under this
          Section 6(e) shall be limited to the maximum number of shares covered by the Option for which the right of acceleration upon the Change in Control will not cause the grantee or holder of such Option to be liable for the payment of taxes pursuant to Section 4999 of the Code.


          IN WITNESS WHEREOF, the undersigned officer has executed this Amendment pursuant to authority granted by the board of directors of the Company on this 3rd day of April, 1997.



                                       SERVICE EXPERTS, INC.




                                       By: /s/ Alan R. Sielbeck
                                          -------------------------------------


                                       Title: President
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